UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  02/14/2005

The Providence Service Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50364

Delaware	86-0845127
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5524 East Fourth Street
Tucson AZ 85711
(Address of Principal Executive Offices, Including Zip Code)

(520) 747-6600
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On February 14, 2005, the Compensation Committee of our board of directors approved, effective April 1, 2005, increases in the base salaries of our executive officers, except for our Chief Executive Officer for whom the Compensation Committee approved an increase in his base salary on February 16, 2005, also effective April 1, 2005.

The executive officers are Fletcher J. McCusker, our Chief Financial Officer, Craig A. Norris, our Chief Operating Officer, Michael N. Deitch, our Chief Financial Officer, William Boyd Dover, our President, Fred D. Furman, our General Counsel, Martin J. Favis, our Chief Development Officer, and Mary J. Shea, our Executive Vice President of Program Services. Each executive, except for Mr. Furman, has an employment agreement pursuant to which their base salary shall be reviewed by the Compensation Committee annually. The agreements were filed as exhibits to our registration statement on Form S-1, filed with the Securities and Exchange Commission on June 19, 2004 (Registration No. 333-106286). We do not have an employment agreement with Mr. Furman.

Messrs. McCusker's, Norris', Deitch's, Dover's, Furman's and Favis' annual base salary is currently $190,000, $180,000, $170,000, $165,000, $175,000, and $150,000, respectively, and Ms. Shea's annual base salary is currently $140,000. Beginning April 1, 2005, Messrs. McCusker's, Norris', Deitch's, Dover's, Furman's and Favis' annual base salary will be increased to $250,000, $200,000, $195,000, $190,000, 195,000, and $165,000, respectively, and Ms. Shea's annual base salary will be increased to $165,000.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 14, 2005, Mark L. First, one of our directors, informed us that for personal reasons he does not intend to stand for re-election to our board of directors at our annual stockholders' meeting to be held May 19, 2005. Mr. First will serve the remainder of his term, and until a successor is duly elected and qualified.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

The Providence Service Corporation

Date: February 18, 2005.	By:	/s/ Michael N. Deitch
Michael N. Deitch
Chief Financial Officer